                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  THE LOUISIANA LAND AND EXPLORATION COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                     N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                  [LOGO] LL&E
                                         ----

                  THE LOUISIANA LAND AND EXPLORATION COMPANY
                              909 Poydras Street
                                P.O. Box 60350
                         New Orleans, Louisiana 70160

                                                                 March 31, 1997

Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of The Louisiana Land and Exploration Company scheduled to be held on Thursday, May 8, 1997 at the Pan American Life Auditorium, 11th Floor, Pan American Life Center, 601 Poydras Street, New Orleans, Louisiana commencing at 9:00 A.M., Central Daylight Time. Your Board of Directors and management look forward to greeting personally those stockholders able to attend.

    At the meeting, stockholders are being asked to elect a Board of eleven Directors to serve for a term of one year, to consider and vote upon The Louisiana Land and Exploration Company 1997 Long-Term Stock Incentive Plan and to transact such other business as may properly come before the meeting.

    It is important that your shares are represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy in the envelope provided for your convenience.

                                      Sincerely,

                                      /s/ H. Leighton Steward

                                      H. Leighton Steward
                                      Chairman of the Board, President
                                      and Chief Executive Officer

                  THE LOUISIANA LAND AND EXPLORATION COMPANY
                              909 Poydras Street
                                P.O. Box 60350
                         New Orleans, Louisiana 70160

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                             ---------------------

To the Stockholders of
 THE LOUISIANA LAND AND EXPLORATION COMPANY:

  The Annual Meeting of Stockholders of The Louisiana Land and Exploration Company (the "Company") will be held on Thursday, May 8, 1997 at 9:00 A.M., Central Daylight Time, in the Pan American Life Auditorium, 11th Floor, Pan American Life Center, 601 Poydras Street, New Orleans, Louisiana, for the following purposes:

  (i) To elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

  (ii) To consider and vote upon The Louisiana Land and Exploration Company 1997 Long-Term Stock Incentive Plan; and

  (iii) To transact such other business as may properly come before the meeting.

  A copy of the Company's Annual Report to Stockholders for the year 1996 is enclosed.

  YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR STOCK TO BE VOTED, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE ADDRESSED TO FIRST CHICAGO TRUST COMPANY OF NEW YORK, P.O. BOX 8257, EDISON, NEW JERSEY 08818-9089.

                    SOLICITATION AND REVOCATION OF PROXIES

  Proxies are being solicited on behalf of the Board of Directors of the Company, and the Company will bear the cost of such solicitation. It is expected that the solicitation of Proxies will be primarily by mail. Proxies may also be solicited by officers and employees of the Company at no additional cost to the Company, in person or by telephone, telegram or other means of communication. The Company may reimburse custodians, nominees and fiduciaries holding Capital Stock (as defined below) for their reasonable expenses in sending proxy material to principals and obtaining their Proxy. In addition, the Company has engaged D.F. King & Co., Inc., 77 Water Street, New York, New York, to assist in such solicitation at an estimated fee of $9,500 plus disbursements. Any stockholder giving a Proxy may revoke it at any time before it is exercised by written notice to the Corporate Secretary of the Company or by voting in person at the meeting.

  It is expected that this Notice of Annual Meeting of Stockholders and Proxy Statement will first be mailed to stockholders on or about March 31, 1997.

             STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

  Only stockholders of record at the close of business on March 10, 1997, will be entitled to vote at the Annual Meeting. On that date there were 34,252,372 shares of the Capital Stock, par value $.15 per share, of the Company ("Capital Stock") outstanding and entitled to be voted at the Annual Meeting. Each such share is entitled to one vote. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

                      BENEFICIAL OWNERSHIP OF SECURITIES

  The following table reflects the holdings of the only persons known to the Company to own beneficially 5% or more of Capital Stock.

                                                  AMOUNT AND        PERCENT OF
                                                  NATURE OF          CLASS ON
    NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP MARCH 10, 1997
    ------------------------------------     -------------------- --------------
FMR Corp. ..................................      3,921,419(1)        11.45%
82 Devonshire Street
Boston, Massachusetts 02109
Mellon Bank Corporation.....................      1,935,000(2)         5.65%
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258

--------
(1) Based on a Schedule 13G dated February 14, 1997, filed with the Securities and Exchange Commission (the "SEC") by FMR Corp., which has sole voting power with respect to 45,218 of such shares and sole dispositive power with respect to all of such shares.
(2) Based on a Schedule 13G dated January 30, 1997, filed with the SEC by Mellon Bank Corporation. Based on such Schedule 13G, Mellon Bank Corporation has sole voting power with respect to 1,841,000 of such shares, shared voting power with respect to 41,000 of such shares, sole dispositive power with respect to 289,000 of such shares and shared dispositive power with respect to 1,617,000 of such shares.

  The following table sets forth the amount and percentage of Capital Stock (including shares held for the account of Executive Officers in The LL&E Savings Plan and The LL&E Dividend Reinvestment Plan) beneficially owned as of January 31, 1997 (February 24, 1997 for Mr. Howson) by each nominee for election as a Director of the Company, by each of the individuals named in the Summary Compensation Table and by all Directors and Executive Officers of the Company as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and does not necessarily bear on the economic incidents of ownership or the right to transfer such shares.

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL
                                                       OWNERSHIP OF
                                                     SHARES OF CAPITAL PERCENT
   NAME OF INDIVIDUAL                                    STOCK (1)     OF CLASS
   ------------------                                ----------------- --------
   Richard A. Bachmann..............................       64,600           *
   Jerry D. Carlisle................................       28,155           *
   Robert E. Howson.................................        5,750           *
   Eamon M. Kelly...................................        6,796           *
   John O. Lyles....................................       75,821           *
   Kenneth W. Orce..................................        8,750           *
   Louis A. Raspino, Jr.............................       33,917           *
   Victor A. Rice...................................        7,250           *
   John F. Schwarz..................................          500           *
   Orin R. Smith....................................       13,650           *
   H. Leighton Steward..............................      282,117(2)        *
   Carroll W. Suggs.................................          500           *
   Arthur R. Taylor.................................       15,250           *
   W.R. Timken, Jr..................................       64,973(3)        *
   Carlisle A.H. Trost..............................       11,523           *
   John A. Williams.................................       57,038           *
   All Directors and Executive Officers as a group
    (25 persons),
    including those named above.....................      912,928        2.67%

--------
 * Less than 1%.
(1) Includes the following shares which Directors and Executive Officers had the right to acquire upon the exercise of options within sixty (60) days from January 31, 1997: Richard A. Bachmann--50,867 shares, Jerry D. Carlisle--4,000 shares, Robert E. Howson--1,250 shares, Eamon M. Kelly-- 6,250 shares, John O. Lyles--40,900 shares, Kenneth W. Orce--3,750 shares, Louis A. Raspino, Jr.--20,750 shares, Victor A. Rice--6,250 shares, Orin
    R. Smith--11,250 shares, H. Leighton Steward--206,287 shares, Arthur R. Taylor--13,750 shares, W.R. Timken, Jr.--13,750 shares, Carlisle A.H. Trost--11,250 shares, John A. Williams--40,100 shares, and all Directors and Executive Officers as a group--572,204 shares.
(2) Includes 24,048 shares owned by the Steward Family Limited Partnership, which is controlled by Mr. Steward and his wife.
(3) Includes 14,873 shares owned by a trust of which Mr. Timken is the advisor and 26,350 shares owned by various trusts of which Mr. Timken is a co-trustee or co-advisor. Mr. Timken disclaims beneficial interest in 3,500 of such shares owned by members of his family living in his own home and 6,500 of such shares owned by a trust of which his wife is a co-trustee.

                           I. ELECTION OF DIRECTORS

  Eleven Directors are to be elected, each to hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualifies. The persons named as proxies on the enclosed Proxy have been designated by the Board of Directors and intend to vote, unless otherwise directed, for the nominees listed below. All of such nominees were elected at the 1996 Annual Meeting. A majority of shares present at the meeting cast in favor of a nominee is required for the election of each of the nominees listed below.

                             SERVED AS
                             DIRECTOR  POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
    NAME OF NOMINEE      AGE   SINCE              AND OTHER DIRECTORSHIPS HELD
    ---------------      --- --------- ---------------------------------------------------
Robert E. Howson........  65   1995    Retired; Chairman of the Board and Chief Executive
                                        Officer of McDermott International, Inc. and
                                        McDermott Incorporated from 1988 to 1996;
                                        Chairman of the Board and Chief Executive Officer
                                        of J. Ray McDermott, S.A. from 1995 to 1996;
                                        Director of Whitney Holding Corporation.
Eamon M. Kelly..........  60   1986    President of Tulane University; Director Emeritus
                                        of Hibernia Corp.; Director of Gabelli
                                        Enterprises.
Kenneth W. Orce.........  53   1994    Senior Partner of the law firm of Cahill Gordon &
                                        Reindel, New York, New York.
Victor A. Rice..........  56   1993    Chief Executive Officer and a Director of
                                        LucasVarity plc since 1996; Chairman of the Board
                                        of Directors and Chief Executive Officer of
                                        Varity Corporation from 1980 to 1996; Director of
                                        International Murex Technologies, Inc. and
                                        American Precision Industries.
John F. Schwarz.........  60   1996    Chairman, President and Chief Executive Officer of
                                        Entech Enterprises, Inc. since 1988; President,
                                        Chief Executive Officer and Director of Energy
                                        Development Corporation from 1989 to 1994;
                                        Director of Entech Enterprises, Inc.
Orin R. Smith...........  61   1991    Chairman and Chief Executive Officer of Engelhard
                                        Corporation since January 1995; President and
                                        Chief Executive Officer of Engelhard Corporation
                                        since 1984, and Director of Engelhard Corporation
                                        or its predecessor company (Engelhard Minerals &
                                        Chemicals Corporation) since 1979; Director of
                                        Vulcan Materials Company, The Summit
                                        Bancorporation, Perkin-Elmer Corporation,
                                        Ingersoll-Rand Company and Minorco.
H. Leighton Steward.....  62   1985    Chairman of the Board and Chief Executive Officer
                                        of the Company since January 1, 1989; President
                                        of the Company from 1985 to 1995 and from January
                                        1997; Chief Operating Officer of the Company from
                                        1985 to 1988; Director of First Commerce
                                        Corporation and the First National Bank of
                                        Commerce.

                             SERVED AS
                             DIRECTOR  POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
    NAME OF NOMINEE      AGE   SINCE              AND OTHER DIRECTORSHIPS HELD
    ---------------      --- --------- ---------------------------------------------------
Carroll W. Suggs........  58   1996    Chairman of the Board, President and Chief
                                        Executive Officer of Petroleum Helicopters, Inc.
                                        since 1992; Chairman of the Board of Petroleum
                                        Helicopters, Inc. since 1990; Director of
                                        Petroleum Helicopters, Inc., Whitney Holding
                                        Corporation, Varco International, Inc., Irish
                                        Helicopters, Ltd. (Dublin, Ireland),
                                        Aeroservicios Ranger CA (Caracas, Venezuela), and
                                        Siam Aerospace Technology Company, Ltd. (Bangkok,
                                        Thailand).
Arthur R. Taylor........  61   1982    Chairman of Arthur Taylor & Company (private
                                        investment firm) since 1977; President,
                                        Muhlenberg College since 1992; Dean of the
                                        Graduate School of Business, Fordham University,
                                        from 1985 to 1992; Chairman of The Entertainment
                                        Channel from 1981 to 1983; Director of Pitney-
                                        Bowes, Inc., Nomura Pacific Basic Fund, Inc.,
                                        Jakarta Growth Fund, Inc., Japan OTC Equity Fund,
                                        Inc. and Korea Equity Fund, Inc.
W.R. Timken, Jr.........  58   1972    Chairman of the Board of Directors of The Timken
                                        Company; Director of Trinova Corporation and
                                        Diebold, Inc.
Carlisle A.H. Trost.....  66   1990    Former Chief of Naval Operations for the United
                                        States Navy (1986-1990); Director of Lockheed
                                        Martin Corporation, GPU, Inc., GPU Nuclear Inc.
                                        and General Dynamics Corporation.

DIRECTORS' COMPENSATION, COMMITTEES AND MEETING ATTENDANCE

  During the last fiscal year, the Board of Directors held eight meetings. Directors who are not Officers of the Company receive an annual retainer of $30,000 for their services as Directors, and each such Director receives $1,000 for each Board meeting attended. Each non-employee member of the Audit Committee, the Nominating Committee, the Compensation Committee, the Finance Committee and the Executive Committee receives $1,000 for attendance at each Committee meeting. In addition, the Chairman of each of the Audit Committee, the Compensation Committee and the Finance Committee receives an annual retainer of $5,000. Each non-employee Director may elect to defer all or a portion of the compensation otherwise payable to him or her. Amounts deferred in 1994 and prior periods accrue interest at a fixed rate of 18% per annum for participants who are age 55 and over by the end of the plan year or a fixed rate of 15% per annum for participants who are below age 55 by the end of the plan year. Amounts deferred in 1995 accrue interest at a fixed rate of 10% per annum; and amounts deferred in 1996 and 1997 accrue interest at a fixed rate of 8% per annum.

  Each non-employee Director receives term life insurance coverage of $50,000. Upon retirement as a Board member, the coverage is reduced to $25,000.

  Any Director who at the time of retirement has either completed four years of service as a non-employee Director and is at least seventy years of age or has completed ten or more years of service as a non-employee Director is eligible for an annual retirement benefit under the Company's Directors' Retirement Plan (the "Directors' Plan") equal to the annual Board retainer in effect at the time of retirement or as it may be increased from time to time, commencing on the later of the Director's retirement or the Director's attaining age seventy. Payments continue until the Director's death or, in the case of a Director retiring before reaching age seventy, until payments have been made for a period equal to the period of the Director's service as a non-employee Director. In the event of a "Change in Control" of the Company (as defined in the Directors' Plan), Directors will be credited with a period of service equal to the greater of the period of such Director's service as a non-employee Director or ten years. Directors eligible to receive benefits under The LL&E Pension Plan after the effective date of the Directors' Plan (March 1, 1987) are not eligible to participate in the Directors' Plan.

  The Louisiana Land and Exploration Company 1995 Stock Option Plan for Non-Employee Directors (the "1995 Plan"), which was adopted by vote of the stockholders at the 1995 Annual Meeting, provides for an annual grant of an option to purchase 2,500 shares of Capital Stock to each member of the Board of Directors of the Company who is not an employee of the Company or of any affiliate of the Company. Options granted under the 1995 Plan generally are exercisable in two equal annual installments commencing on the first anniversary of the date of grant, and may be exercised until their expiration ten years from the date of grant (unless such options expire at an earlier date following the non-employee Director's termination of service). The option price per share of Capital Stock payable upon the exercise of an option under the 1995 Plan is the Fair Market Value (as defined) of Capital Stock on the date the option was granted. If a non-employee Director participating in the 1995 Plan ceases to be a Director on account of retirement (and such participant is otherwise eligible for benefits under the Directors' Plan), death or disability, or if a "Change of Control" of the Company (as defined in the 1995 Plan) occurs, all of such participant's options outstanding for six months or more become immediately and fully exercisable.

  In 1992, The Louisiana Land and Exploration Company Foundation pledged to contribute $50,000 per year for six years for the endowment of the Evelyn and John G. Phillips Distinguished Chair in Mathematics at Tulane University. Mr. Phillips, former Chairman of the Board and Chief Executive Officer of the Company, retired at the 1993 Annual Meeting following many years of distinguished service to the Company. In addition, the Company regularly makes charitable contributions to a number of universities, including Tulane University ($15,750 in 1996) and Muhlenberg College ($10,000 in 1996). Company Director Eamon M. Kelly is President of Tulane University, and Company Director Arthur R. Taylor is President of Muhlenberg College.

  The Board has five standing committees: the Executive Committee; the Compensation Committee; the Audit Committee; the Finance Committee; and the Nominating Committee.

  During the intervals between the meetings of the Board, the Executive Committee possesses all the powers of the Board in the management of the business and affairs of the Company, except the power to declare dividends or distributions on stock, to recommend to stockholders any action requiring stockholders' approval, to amend the by-laws or to approve any merger or share exchange which does not require stockholders' approval. The Executive Committee consists of Messrs. Steward (Chairman), Howson, Orce and Taylor, and held two meetings during 1996.

  The Compensation Committee administers The Louisiana Land and Exploration Company 1988 Long-Term Stock Incentive Plan, determines the compensation policies for Company Officers, and recommends to the entire Board of Directors the salary of the Chief Executive Officer of the Company. The Compensation Committee consists of Messrs. Rice (Chairman), Smith, Taylor and Admiral Trost, and held four meetings during 1996.

  The principal functions of the Audit Committee are: to receive reports prepared by the Company's internal auditors; to recommend the selection, retention or termination of independent auditors; to review arrangements and proposals for the overall scope of the annual audit with management and the independent auditors; and to discuss matters of concern to the Audit Committee with the independent auditors and management relating to the annual financial statements and results of the audit. The Audit Committee consists of Admiral Trost (Chairman), Ms. Suggs and Messrs. Howson, Schwarz and Timken, and held four meetings during 1996.

  The principal functions of the Finance Committee are: to review all major financings of the Company (including the issuance of securities); to recommend the size, timing, pricing and terms of any such financing; to review the Company's financial policies, capitalization and forecasted capitalization; to evaluate investment programs; to review the Company's continuing financial arrangements; to review the Company's risk management activities including derivative and hedging transactions; and such additional duties as may from time to time be assigned to the Finance Committee by the Board of Directors in respect of specific financing programs undertaken by the Company. The Finance Committee consists of Messrs. Timken (Chairman), Kelly, Orce, Rice, Smith and Taylor, and held three meetings during 1996.

  The Nominating Committee establishes criteria for the selection of Directors, seeks out and interviews Director candidates and recommends to the Board those Director candidates who shall stand for election at the Annual Meeting of Stockholders and who shall fill interim vacancies. The Nominating Committee consists of Messrs. Smith (Chairman), Kelly, Orce and Timken, and held two meetings during 1996.

  During 1996, each of the incumbent Directors attended at least 75% of the aggregate of the meetings of the Board of Directors and committees on which they served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Such Officers, Directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Executive Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except C. Scott Kirk, who failed to timely report the disposition in August 1996 of certain shares withheld by the Company for tax purposes.

EXECUTIVE COMPENSATION

 Summary of Cash and Certain Other Compensation

  The following table sets forth the compensation paid by the Company for services rendered during each of the last three fiscal years to or for the accounts of the Chief Executive Officer and the other five most highly compensated Executive Officers.

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM COMPENSATION
                                                          ------------------------------
                                  ANNUAL COMPENSATION            AWARDS         PAYOUTS
                              --------------------------- --------------------- --------
                                                                     NUMBER OF
                                                  OTHER   RESTRICTED SECURITIES
                                                 ANNUAL     STOCK    UNDERLYING          ALL OTHER
   NAME AND PRINCIPAL                            COMPEN-   AWARD(S)   OPTIONS/    LTIP    COMPEN-
        POSITION         YEAR  SALARY   BONUS   SATION(1)   (2)(3)    SARS(2)   PAYOUTS  SATION(4)
   ------------------    ---- -------- -------- --------- ---------- ---------- -------- ---------
H. Leighton Steward..... 1996 $586,538 $229,500 $  4,080     $ 0       30,500   $117,234 $348,911
 Chairman of the Board   1995 $565,000 $300,000 $  3,990     $ 0       22,500   $133,786 $324,678
 and Chief Executive     1994 $565,000 $      0 $ 15,300     $ 0       15,000   $ 98,501 $283,736
  Officer
John A. Williams........ 1996 $256,154 $ 72,900 $  1,176     $ 0       12,900   $ 33,859 $ 71,448
 Senior Vice President,  1995 $226,869 $ 75,000 $108,526     $ 0        5,200   $ 51,281 $ 66,572
 Exploration and         1994 $219,000 $      0 $352,001     $ 0        3,700   $ 30,488 $ 55,276
  Production
Louis A. Raspino, Jr.... 1996 $199,923 $ 56,900 $    912     $ 0       11,800   $ 20,833 $ 53,131
 Senior Vice President   1995 $145,754 $ 58,500 $    654     $ 0        4,300   $      0 $ 38,767
 and Chief Financial     1994 $129,000 $      0 $  1,400     $ 0        2,200   $      0 $ 30,351
  Officer
John O. Lyles........... 1996 $193,077 $ 44,800 $    816     $ 0        5,800   $ 26,052 $ 98,218
 Vice President,         1995 $190,000 $ 47,500 $    846     $ 0        4,500   $ 35,669 $ 91,975
  Strategic
 Planning                1994 $190,000 $      0 $  3,600     $ 0        3,000   $ 23,453 $ 75,829
Jerry D. Carlisle....... 1996 $192,077 $ 44,500 $    888     $ 0        3,800   $ 26,052 $ 47,769
 Vice President and      1995 $189,000 $ 47,300 $    900     $ 0        5,200   $ 35,669 $ 45,663
 Controller              1994 $189,000 $      0 $  3,600     $ 0        3,000   $ 23,453 $ 40,906
Richard A. Bachmann(5).. 1996 $426,846 $139,200 $  2,496     $ 0       26,000   $ 75,568 $ 95,813
 President, Chief        1995 $362,692 $200,000 $  2,442     $ 0       13,500   $ 89,191 $ 87,761
  Operating
 Officer                 1994 $350,000 $      0 $  9,775     $ 0        8,600   $ 65,667 $ 68,991

--------
(1) "Other Annual Compensation" includes: (i) payment to Mr. Williams in 1995 and 1994 of $66,135 and $347,101, respectively, under The LL&E Expatriate Program; (ii) payment to Mr. Williams in 1995 of $41,305 for moving expenses; and (iii) cash dividends paid on Performance Shares.
(2) Under The 1988 Long-Term Stock Incentive Plan, restrictions lapse in the event of a "Change of Control" (as defined).
(3) Mr. Steward had an aggregate total of 1,000 shares in restricted stock holdings with a December 31, 1996 value of $53,625. The Restricted Stock has a three year vesting schedule in which one-third of the shares will vest each year beginning one year from the date of grant. Dividends are payable on Restricted Stock if and to the extent dividends are paid on the Company's Capital Stock generally.
(4) "All Other Compensation" includes the following: (i) Company contributions and allocations in 1996 to its defined contribution plans for the benefit of Messrs. Steward, Williams, Raspino, Lyles, Carlisle and Bachmann, in the amounts of $77,811, $29,510, $21,306, $20,304, $20,175 and $52,252,
    respectively; (ii) interest accrued during 1996 in excess of 120% of the applicable federal interest rate with respect to 1986 through 1996 salary and bonus deferrals pursuant to the Deferred Compensation Arrangement for Messrs. Steward, Williams, Raspino, Lyles, Carlisle and Bachmann in the amounts of $266,779, $39,840, $30,205, $76,278, $25,940 and $40,537,
    respectively; and (iii) the dollar value of insurance premiums paid by the Company with respect to group term life insurance for the benefit of Messrs. Steward, Williams, Raspino, Lyles, Carlisle and Bachmann in the amounts of $4,320, $2,069, $1,620, $1,654, $1,655 and $3,024,
    respectively.
(5) Mr. Bachmann resigned as an Officer and Director of the Company in November 1996.

 Stock Option Grants and Exercises.

  The following table sets forth information concerning individual grants of stock options under The 1988 Long-Term Stock Incentive Plan made during the last completed fiscal year to each of the named Executive Officers. The Company did not grant any stock appreciation rights ("SARs") in 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                           ALTERNATIVE TO
                                                                            5% AND 10%:
                                                                             GRANT DATE
                                         INDIVIDUAL GRANTS(1)                 VALUE(2)
                            ---------------------------------------------- --------------
                            NUMBER OF   % OF TOTAL
                            SECURITIES OPTIONS/SARS
                            UNDERLYING  GRANTED TO
                             OPTIONS/   EMPLOYEES   EXERCISE OR
                               SARS     IN FISCAL   BASE PRICE  EXPIRATION   GRANT DATE
             NAME            GRANTED       YEAR     (PER SHARE)    DATE    PRESENT VALUE
             ----           ---------- ------------ ----------- ---------- --------------
   H. Leighton Steward.....   13,500       4.8%      $41.7500    02/12/06     $195,525
                              17,000       6.1%      $51.4375    05/08/06     $303,266
   John A. Williams........    5,400       1.9%      $41.7500    02/12/06     $ 78,210
                               7,500       2.7%      $51.4375    05/08/06     $133,794
   Louis A. Raspino, Jr....    4,300       1.5%      $41.7500    02/12/06     $ 62,278
                               7,500       2.7%      $51.4375    05/08/06     $133,794
   John O. Lyles...........    2,800       1.0%      $41.7500    02/12/06     $ 40,553
                               3,000       1.1%      $51.4375    05/08/06     $ 53,518
   Jerry D. Carlisle.......    2,800       1.0%      $41.7500    02/12/06     $ 40,553
                               1,000       0.4%      $51.4375    05/08/06     $ 17,839
   Richard A. Bachmann.....    9,000       3.2%      $41.7500    02/12/06     $122,305
                              17,000       6.1%      $51.4375    05/08/06     $277,048

--------
(1) Fifty percent of the shares granted on 02/12/96 vested on 02/12/97 and the other fifty percent vest on 02/12/98. Fifty percent of the shares granted on 05/08/96 vest on 05/08/97 and the other fifty percent vest on 05/08/98.
(2) Black-Scholes Option Pricing Model using a five-year weighted-average dividend yield (0.61%), volatility based on stock price data over the five years preceding the grant (0.2267) in order to estimate the values that might occur over the course of the option term. The yield and volatility were also reviewed in light of known changes in dividend policy or corporate restructurings that could have an effect in the future. For the risk-free rate (6.39%), the Company used the yield on U.S. Treasury Strips with a time to maturity that approximates the average time held before exercise, adjusted for the vesting period, of six years (6 years). The result is a Black-Scholes option value of $16.06 per share. The Company does not believe that the values estimated by the Black-Scholes model, or any other model, will necessarily be indicative of the values to be realized by an executive.

  The following table sets forth information concerning each exercise of stock options (or tandem SARs) and freestanding SARs during the last completed fiscal year by each of the named Executive Officers and the fiscal year-end value of unexercised options and SARs.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

                                                   TOTAL NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                          OPTIONS/SARS                IN-THE-MONEY OPTIONS/
                              SHARES                     HELD AT FY-END                  SARS AT FY-END
                             ACQUIRED     VALUE    ------------------------------   -------------------------
          NAME              ON EXERCISE  REALIZED  EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
          ----              ----------- ---------- -------------   --------------   ----------- -------------
   H. Leighton Steward.....    3,600    $   94,950         188,287          41,750  $3,729,312    $400,703
   John A. Williams........    1,800    $   32,175          34,800          15,500  $  648,756    $127,494
   Louis A. Raspino, Jr....    1,000    $   20,563          16,450          13,950  $  309,091    $106,303
   John O. Lyles...........    5,000    $  135,625          37,250           8,050  $  725,828    $ 80,453
   Jerry D. Carlisle.......   42,600    $1,047,375               0           6,400  $        0    $ 82,400
   Richard A. Bachmann.....   11,670    $  192,352          50,867               0  $  493,703    $      0

 Long-Term Stock Incentive Plan Awards

  The following table sets forth information regarding each award of Performance Shares made to named Executive Officers in the last completed fiscal year under The 1988 Long-Term Stock Incentive Plan.

             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                     ESTIMATED FUTURE PAYOUTS
                                                          UNDER NON-STOCK
                                                         PRICE-BASED PLANS
                                      PERFORMANCE   ----------------------------
                                      PERIOD UNTIL  THRESHOLD  TARGET   MAXIMUM
                            NUMBER OF  MATURATION    (NO. OF   (NO. OF  (NO. OF
      NAME                  SHARES(1) OR PAYOUT(2)   SHARES)   SHARES)  SHARES)
      ----                  --------- ------------- ---------- -------- --------
   H. Leighton Steward.....   4,500      3 years       750      4,500    6,750
   John A. Williams........   1,800      3 years       300      1,800    2,700
   Louis A. Raspino, Jr. ..   1,500      3 years       250      1,500    2,250
   John O. Lyles...........     900      3 years       150        900    1,350
   Jerry D. Carlisle.......     900      3 years       150        900    1,350
   Richard A. Bachmann.....   3,000      3 years       500      3,000    4,500

--------
(1) Performance Shares granted under The 1988 Long-Term Stock Incentive Plan in conjunction with stock options granted.
(2) Payout of awards is tied to achieving one or more specified levels of three criteria weighted equally: (1) three-year average of the Reserve Replacement Costs, with the threshold amount being earned if replacement cost per barrel of oil equivalent (BOE) is $5.00, the target amount being earned if replacement cost per BOE is $4.50, and the maximum amount being earned if replacement cost per BOE is $4.00; (2) three-year average increase in value of proved reserves with threshold being the maintenance of reserve value, the target being an increase of 5%, and the maximum payout if the value increases by 10% or more; and (3) three-year average of Shareholder Return relative to the predetermined peer companies, with threshold being 100% of median, target being 110%, and maximum being 120%.

 Pension Plans

  The following table shows the estimated annual benefits payable to a covered participant upon retirement at normal retirement age under the Company's qualified defined benefit plan, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries:

                              PENSION PLAN TABLE

                                            YEARS OF SERVICE
                          -----------------------------------------------------
    AVERAGE COMPENSATION     15       20       25       30       35       40
    --------------------  -------- -------- -------- -------- -------- --------
   $200,000.............. $ 60,000 $ 80,000 $100,000 $120,000 $140,000 $160,000
   $300,000.............. $ 90,000 $120,000 $150,000 $180,000 $210,000 $240,000
   $400,000.............. $120,000 $160,000 $200,000 $240,000 $280,000 $320,000
   $500,000.............. $150,000 $200,000 $250,000 $300,000 $350,000 $400,000
   $600,000.............. $180,000 $240,000 $300,000 $360,000 $420,000 $480,000
   $700,000.............. $210,000 $280,000 $350,000 $420,000 $490,000 $560,000

  A participant's remuneration covered by the Company's pension plans is his or her average base salary (as reported in the Summary Compensation Table) less elected deferrals for the three plan years during the last ten years of the participant's career for which such average is the highest. Pension plan benefits in the Table are determined on the basis of a ten-year certain and life annuity. The benefits shown are displayed before the application of the pension plans' offset against social security. As of January 1, 1997, Messrs. Steward, Williams, Raspino, Lyles, Carlisle and Bachmann have accrued 14, 10, 18, 12, 17 and 15 years, respectively, under the pension plans. The Company has also agreed to supplement pension payments for Mr. Steward as if he had been in the employ of the Company since the date he joined a former employer
(1962). The benefits will be reduced by the amount of any similar benefits paid Mr. Steward by his former employer. Covered compensation (base salary less elected deferrals) for Messrs. Steward, Williams, Raspino, Lyles, Carlisle and Bachmann for the year ended December 31, 1996 was $586,538, $256,154, $199,923, $193,077, $192,077 and $426,846, respectively.

 Termination of Employment Arrangements and Certain Transactions

  The Company has agreements with Messrs. Steward, Williams and Raspino (each a "Termination Agreement"), which provide that in the event of an "involuntary termination" other than for "cause" following a "Change in Control" of the Company (as such terms are defined in such Termination Agreements), each such Executive Officer will be entitled to receive from the Company an amount, grossed up for any excise taxes payable by the individual, equal to three times the sum of such Executive Officer's highest annual salary and bonus award during the preceding three years. Each Termination Agreement also provides the covered Executive Officer in such event with an extension of various benefit coverages (or cash in lieu of an extension) and acceleration of vesting under outstanding stock options and restricted stock awards, and earnout of performance shares at a specified performance level.

  Pursuant to the Company's Change in Control Severance Plan for Key Executives (the "Plan"), the Company provides severance benefits for eligible employees in the event of "involuntary termination" other than for "cause" following a "Change in Control" of the Company (as such terms are defined in the Plan), in an amount, grossed up for any excise taxes payable by the individual, equal to twice the sum of such eligible employee's highest salary and bonus award during the preceding three years. The Plan also provides the covered eligible employee in such event with an extension of various benefit coverages (or cash in lieu of an extension) and acceleration of vesting under outstanding stock options and restricted stock awards, and earnout of performance shares at a specified performance level. There are currently 11 employees eligible to participate in the Plan, including Messrs. Lyles and Carlisle. Messrs. Steward, Williams and Raspino are not eligible for severance benefits under the Plan.

  Pursuant to the Company's Special Severance Plan (the "Severance Plan"), the Company provides severance benefits in the event of "involuntary termination" of a covered employee as a result of a reduction in the Company's workforce
(i) in the form of a one-time cash payment with a maximum amount of 53 weeks of base salary less applicable withholding taxes required by law, and (ii) premium payments and administrative charges associated with the continuation of the covered employee's group health benefits for a period up to six months. All active employees are covered by the Severance Plan, subject to certain exceptions provided in the Severance Plan. Messrs. Steward, Williams, Raspino, Lyles and Carlisle are eligible for severance benefits under the Severance Plan unless a Change in Control (as defined in the above agreements and Plan) has occurred, in which case such individuals would be covered by the terms of the agreements and Plan referred to in the preceding paragraphs.

  Kenneth W. Orce, a Director of the Company, is a Senior Partner of the law firm Cahill Gordon & Reindel, which firm currently provides, and in 1996 provided, legal services to the Company.

  In late 1996 Mr. Bachmann resigned all positions with the Company and retired. At that time the Company entered into an agreement with Mr. Bachmann pursuant to which payments equal to his base salary would continue until June 1999, and his ability to participate in the 1996 and 1997 Incentive Bonus Programs and to receive distributions of his outstanding performance shares, to the extent earned, would continue. The agreement also restricts Mr. Bachmann's ability to compete with the Company for two years and, for ten years, to participate in transactions with or affecting the Company.

REPORT ON EXECUTIVE COMPENSATION

 Compensation Committee

  The Compensation Committee (the "Committee") is responsible for determining the compensation of Company Officers other than the salary of the Chief Executive Officer of the Company, which is determined by the Board of Directors based upon the Committee's recommendation. The Committee also administers The Louisiana Land and Exploration Company 1988 Long-Term Stock Incentive Plan.

  The Committee is composed of four non-employee Directors: Messrs. Rice (Chairman), Smith and Taylor and Admiral Trost. Decisions and recommendations by the Committee are made on the basis of an assessment of corporate performance and a review of supporting data, including historical compensation data of other companies within the industry. The Committee regularly utilizes the services of independent consultants specializing in executive compensation. Although actions with respect to various programs may be taken at different times, consideration of each is made in the context of the overall compensation package provided by the Company.

  The Committee has reviewed Section 162(m) of The Internal Revenue Code of 1986, as amended, and the United States Treasury regulations promulgated thereunder regarding the limitation on the deductibility of annual non-excludible compensation payments in excess of one million dollars to each of the five highest paid executive officers. The Committee believes that compensation to be paid in 1997 will not exceed one million dollars in non-excluded compensation to any of the named executives.

 Compensation Philosophy

  The Company's executive compensation program is designed to provide competitive levels of pay and assist the Company in attracting and retaining qualified executives. The Committee is committed to the objectives of linking executive compensation to corporate performance and providing incentives which align the interests of the Company executives with the interests of its stockholders. This philosophy underlies executive compensation policies designed to integrate rewards with the attainment of annual and long-term performance goals, reward significant corporate performance and recognize individual initiatives and achievements.

  The Committee's objective is to set executive compensation at levels competitive with others in the Company's industry. The executive compensation program is comprised of salary, annual cash incentives and long-term, stock-based incentives. The Committee has determined that it wants to target the third quartile of total targeted compensation (salary, bonus, and stock), but with an emphasis on variable compensation, namely the bonus and stock components. Of course, Company and individual performance will most significantly affect whether or not an executive's compensation is at, above, or below the target. The following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken by the Committee with regard to 1996 compensation:

 Base Salary

  Salary "targets" for each executive position are established by the Company based on appropriate external comparisons, internal responsibilities and relationships to other corporate positions. External comparisons are based upon survey data compiled and analyzed by an executive compensation consultant firm. Most of the companies identified in the Company's performance graph (the "Performance Peer Group") are participants in the survey. The analysis and subsequent recommendations are based on this data rather than the Performance Peer Group in order to be more statistically sound and representative of the industry. An internal analysis of this data is conducted and a target salary for each executive position is recommended to the Committee based upon the median salary of the appropriate survey data. The salary targets developed are part of an executive salary program which is reviewed with the Committee by the Chief Executive Officer. The program recommendations are based on financial and operational results, individual contributions to corporate performance and the historical compensation data of other companies within the industry. Individual executives' salaries might be set above or below the targets for their positions depending upon the assessment of their contributions to corporate performance. The Committee meets without the Chief Executive Officer to evaluate his performance and develop recommendations as to adjustments to his salary. The Committee's recommendations with respect to the salary of the Company's Chief Executive Officer is presented to the Board of Directors.

  The current salary of the Chief Executive Officer was approved in May, 1996. It had been three years since the base salary of the Chief Executive Officer had been adjusted. Considering the strong Company performance in 1995, the Committee thought it was appropriate to make the adjustment after reviewing the survey data presented.

 Annual Incentive

  The 1996 Incentive Bonus Program was almost identical in form and substance to the 1995 Program. It was a cash bonus program for which all employees were eligible to participate. This program was designed to clearly (1) align the compensation of all employees with business success factors, (2) foster and reinforce a team approach in the broadest context by including all employees,
(3) maintain a commitment to the corporate strategy, and (4) focus on results. The level of the bonus pool and individual awards were directly tied to corporate performance relative to (1) long-term debt reduction, (2) annual reserve replacement ratio, (3) reserve replacement cost (per BOE), (4) production volume (MBOE/day) and (5) total shareholder return versus our performance peer group. The awards for all Corporate staff officers were based upon the score achieved by the Company against specified targets relating to the five measurements. The awards of Officers who directly managed a business unit were calculated on an equal basis between corporate results and their business units results measured against (1) cash costs per BOE, (2) depletion, depreciation and amortization per BOE, (3) annual reserve replacement, (4) reserve replacement costs and (5) production volumes. The Corporate measurements and targets were approved by the Committee. The actual bonus amount received by an executive is determined by multiplying the appropriate score by the targeted percent of salary assigned to the executive position. The targets are based on the third quartile of bonus target percentages and are derived from the same data source used for base salary data. The actual bonus can range from 0% to 150% of the executive's assigned target percentage. The Chief Executive Officer met with the Committee to review corporate results and the determination of the bonus pool based upon the results.

  In 1996, the Company substantially exceeded the target for one of the performance measures, exceeded the target for one of such performance measures, and did not meet the threshold amount for the remaining three measures. As a result of the Company's performance cash bonuses were awarded pursuant to the 1996 Incentive Bonus Program, including the bonus reported in the Summary Compensation Table for the Chief Executive Officer.

 Long-Term Incentives

  The 1988 Long-Term Stock Incentive Plan (the "Plan") was approved by stockholders in 1988 for the purpose of "promoting the interests of the Company and its stockholders by (i) attracting and retaining executives and other key employees of outstanding ability; (ii) strengthening the Company's capability to develop, maintain and direct a competent management team; (iii) motivating executives and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; (iv) providing incentive compensation opportunities which are competitive with those of other major corporations; and (v) enabling such employees to participate in the long-term growth and financial success of the Company."

  Although the Plan authorizes the use of a variety of stock related forms of compensation, the Company's practice is to grant non-qualified stock options and Performance Shares. Restricted Stock has been utilized to recognize exceptional results. Previous awards were considered when determining whether or not to grant additional options, Performance Shares or Restricted Stock in 1996. The granting of stock options is normally considered annually except when special events or circumstances warrant otherwise. The options are granted to employees based upon their potential impact on corporate results and on their performance. Options are granted at market value and vest over a two-year period. The number of options considered for a regular grant is based upon a Black-Scholes evaluation of LL&E stock options' value, which when added to the executive's base salary and target bonus would position the executive at the third quartile for total targeted compensation (base salary, target bonus, and stock) of the market data analyzed by the executive compensation consultant. The actual award may vary depending upon the assessment of the prior year's performance. Performance Shares are granted in conjunction with option grants to Executive Officers of the Company. Grants are made at a ratio of three options for each Performance Share. The percentage payout of the Performance Shares is based on results of a three-year cycle and a minimum threshold must be met before any Performance Shares are earned. Target awards for each of the executives are established at the beginning of each performance cycle and payout is based upon the following performance criteria:

    1. One-third based upon the Company's reserve replacement costs (for the performance cycle commencing in 1996) or reduction in long-term debt (for the performance cycle commencing in 1995) or the Company's 3-year average working capital return on total capital employed (for performance cycles commencing prior to 1996).

    2. One-third based upon the Company's 3-year average increase in value of proved reserves.

    3. One-third based upon the Company's 3-year average total stockholder return (stock appreciation plus dividend yield) relative to the Peer Performance Group reviewed and approved annually by the Committee.

  The actual percentage payout can range from 0% to 150% depending upon the level of results obtained for each of the specified criteria.

  In February, 1996, a regular stock option grant was made to Executive Officers and key employees of the Company. Performance shares were issued to the Chief Executive Officer and other Executive Officers at the normal ratio of three options for each Performance Share. Subsequent analysis of relevant additional data acquired by the outside executive compensation consultant resulted in another grant being made in May, 1996, in order to bring the compensation opportunity of Executive Officers into the desired competitive alignment. No Performance Shares were issued in conjunction with this grant.

                            Compensation Committee

                                Victor A. Rice
                                 Orin R. Smith
                               Arthur R. Taylor
                              Carlisle A.H. Trost

                               PERFORMANCE GRAPH

  The following graph compares the performance of the Company's Capital Stock to the S&P 500 Index and to the LL&E Peer Group for the five year period ending December 31, 1996. The LL&E Peer Group consists of the Company, Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources, Inc., Noble Affiliates, Inc., Oryx Energy Company, Parker & Parsley Petroleum Company, Pogo Producing Company, Santa Fe Resources, Inc. and Seagull Energy Corporation. The LL&E Peer Group is identical to that used for the Company's 1996 performance-based compensation program.

  The graph assumes a $100 investment each in LL&E Capital Stock, the S&P 500 Index and the LL&E Peer Group on December 31, 1991.


                             1996 LL&E PEER GROUP

                                    [GRAPH]

--------------------------------------------------------------------------------
                            1991     1992     1993     1994     1995     1996
--------------------------------------------------------------------------------
 LL&E Capital Stock       $100.00  $112.01  $134.35  $124.83  $148.08  $186.06
--------------------------------------------------------------------------------
 S&P 500 Index             100.00   107.62   118.46   120.03   165.13   203.05
--------------------------------------------------------------------------------
 1996 LL&E Peer Group      100.00   111.07   134.05   115.97   141.03   192.29
--------------------------------------------------------------------------------


              II. APPROVAL OF THE LOUISIANA LAND AND EXPLORATION
                  COMPANY 1997 LONG-TERM STOCK INCENTIVE PLAN

  The Board of Directors of the Company adopted The Louisiana Land and Exploration Company 1997 Long-Term Stock Incentive Plan ("1997 Plan"), to be effective on March 10, 1997, and to continue until termination by the Board of Directors, subject to the approval and ratification of the 1997 Plan at the annual meeting of stockholders by the holders of a majority of the shares of Capital Stock present or represented and entitled to vote at the meeting.

  The 1997 Plan will replace the Company's 1988 Long-Term Stock Incentive Plan (the "1988 Plan") on the effective date of the 1997 Plan, and thereafter no new options or other awards will be granted under the 1988 Plan. On March 10, 1997, the Compensation Committee of the Board of Directors of the Company granted, subject to approval of the 1997 Plan by stockholders, an aggregate of 157,700 options and 16,000 performance shares to 127 key employees under the 1997 Plan, including the following performance shares awarded to Messrs. Steward, Williams, Raspino and Lyles: 4,000, 1,800, 1,600 and 700 performance shares, respectively.

  In the opinion of the Board of Directors of the Company, the 1997 Plan will promote the interests of the Company and its stockholders by (i) attracting and retaining executives and other key employees of outstanding ability; (ii) strengthening the Company's capability to develop, maintain and direct a competent management team; (iii) motivating executives and other key employees, by means of performance-related incentives, to achieve longer-range performance goals, (iv) providing incentive compensation opportunities which are competitive with those of other major corporations; and (v) enabling such employees to participate in the long-term growth and financial success of the Company.

  Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the federal income tax deductibility of compensation paid to each of the Company's Chief Executive Officer and its next four most highly compensated executive officers may be limited to the extent that it exceeds $1,000,000 in any one year. However, the Company can continue to deduct compensation in excess of that amount if the compensation qualifies as "performance-based compensation" under Section 162(m). One of the conditions for qualifying as performance-based compensation is that stockholders approve the material terms under which the compensation is payable. If the 1997 Plan is approved by stockholders, the Company will be entitled to deduct for federal income tax purposes compensation payable under stock options, stock appreciation rights, performance shares, and performance units notwithstanding the $1,000,000 limitation of Section 162(m).

  The full text of the 1997 Plan is set forth in Exhibit A to this proxy statement and the following description of the 1997 Plan is qualified by reference to the text thereof.

  Administration. The 1997 Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). Pursuant to the 1997 Plan, the Committee must consist of at least two directors of the Company who are not employees of the Company or any subsidiary and who do not have certain other relationships with the Company or any subsidiary. The Committee has sole authority to make regulations and guidelines for and to interpret the 1997 Plan. The Committee also has sole power to make awards under the 1997 Plan, except that the Committee may delegate to one or more executive officers of the Company the power to make awards to employees who are not officers, directors or principal stockholders of the Company, provided that the Committee fixes the maximum for the group as a whole and for each individual.

  Eligibility. All key employees of the Company, its divisions, its affiliates and its subsidiaries (collectively, the "Corporation") who have demonstrated significant management potential or contributed in a substantial measure to the Corporation are eligible to participate in the 1997 Plan. As of March 10, 1997, there were approximately 175 key employees eligible to participate in the 1997 Plan.

  Shares Subject to 1997 Plan. Not more than 2,000,000 shares of the Capital Stock, plus any shares not issued or again available for issuance under the 1988 Plan, may be distributed in accordance with the terms of the 1997 Plan. However, the number of shares is subject to adjustment in the event of certain dilutive changes in the number of outstanding shares. The Company will issue authorized but unissued shares under the 1997 Plan. Any shares subject to an award which are not used because the terms and conditions of the award are not met may again be used for an award under the 1997 Plan. However, shares with respect to which a tandem stock appreciation right has been exercised may not again be made subject to an award.

  Transferability. Unless otherwise provided in the award agreement, rights under any award may not be transferred except by will or the laws of descent and distribution. No right or interest of any participant shall be subject to any lien, obligation or liability of the participant.

  Amendment, Suspension or Termination of the 1997 Plan. The Board of Directors may amend, suspend or terminate the 1997 Plan at any time but may not, without prior approval of the Company's stockholders, make any amendment which increases the total number of shares reserved for issuance (except as permitted by the 1997 Plan to reflect changes in capitalization), change the class of employees eligible to participate or decrease the minimum option prices. The Committee may amend, modify or terminate any outstanding award without the consent of the affected participant at any time prior to exercise or payment of the award in any manner not inconsistent with the terms of the 1997 Plan.

  Change in Control. In the event of a Change in Control of the Company (as defined in the 1997 Plan), the Board of Directors may at its discretion do any or all of the following, either at or prior to the time of such Change in Control or at the time the award is made: (i) accelerate any time periods relating to exercise or realization of the award; (ii) purchase the award at the holder's request for an amount of cash equal to the amount which could have been attained had the award been then exercisable or payable; (iii) adjust such award to reflect the Change in Control; or (iv) cause the awards to be assumed by the successor corporation or issue new awards in substitution for them. The Board of Directors may further change or limit such awards in any way it deems equitable and in the Company's best interest.

  Dividends and Voting Rights. Awards may provide the participant with dividends or dividend equivalents and voting rights prior to either vesting or earnout, and with cash payments in lieu of or in addition to an award.

  Foreign Jurisdictions. The Committee may in its discretion structure the terms and conditions of awards to participants residing outside the United States to comply with provisions of the laws of foreign jurisdictions even if such terms and conditions would not otherwise be permissible under the 1997 Plan.

  Entitlements Under Other Agreements. If a participant is entitled to any benefits under a Termination Agreement, the LL&E Change in Control Severance Plan for Key Executives or any similar plan or agreement of the Corporation and such entitlements affect any award under the 1997 Plan, then his or her rights under the award shall be no less than such entitlements even if not otherwise permissible under the 1997 Plan.

  Stock Options. A grant of a stock option entitles a participant to purchase from the Company a specified number of shares of Capital Stock at a specified price per share. The purchase price per share of shares subject to an option shall be fixed by the Committee at the time such option is granted, but shall not be less than 100% of the fair market value at the time the option is granted. On March 20, 1997, the closing price of the Capital Stock on the New York Stock Exchange was $49.00 per share. The maximum number of shares of Capital Stock with respect to which stock options and stock appreciation rights may be granted under the 1997 Plan during any calendar year to any participant shall be 200,000.

  In the discretion of the Committee, stock options may be granted as non-qualified stock options or incentive stock options, but incentive stock options may only be granted to employees of the Company or a subsidiary. Incentive stock options shall be subject to any terms and conditions as the Committee deems necessary or desirable in order to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

  Upon exercise, payment for shares of Capital Stock acquired on exercise of a stock option may be made in cash, in shares of the Capital Stock having a fair market value as of the date of exercise equal to the purchase price, or a combination thereof, as the Committee may determine. Payment in shares of Capital Stock may be accomplished by actual tendering or through attestation. The ability to pay the option price in shares of Capital Stock would, if permitted by the Committee, enable a participant to engage in a series of successive stock for stock exercises of an option (sometimes referred to as "pyramiding") and thereby fully exercise an option with little or no cash investment by the participant. Notwithstanding the foregoing, the Company may establish a broker-assisted exercise arrangement pursuant to which the participant files with the Company or its designee a notice of exercise together with irrevocable instructions to a broker designated by the Company to deliver to the Company proceeds from a sale of shares received upon exercise sufficient to satisfy the purchase price, and the Company would accept payment by the settlement date (rather than on the date of exercise).

  Stock options may be exercised during such periods of time fixed by the Committee (except that no incentive stock option may be exercised later than ten years after the date of grant), and may be exercisable in installments. Options are exercisable only while the participant is an employee of the Company, except in case of death, disability, retirement or cessation of employment with the Committee's consent, as provided in Section 2.3(b) of the 1997 Plan.

  Stock Appreciation Rights. A grant of stock appreciation rights entitles the participant to receive from the Company an amount, payable in cash, in shares of Capital Stock, or a combination of cash and Capital Stock, equal to the positive difference between the fair market value of a share of Capital Stock on the exercise date and the grant price, or such lesser amount as the Committee may determine.

  Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option, or may be freestanding and unrelated to a stock option. Stock appreciation rights granted in tandem or in addition to a stock option may be granted either at the same time as the stock option or at a later time. No stock appreciation right shall be exercisable earlier than six months after grant or six months after grant of the stock option to which it is in tandem, except in the event of the participant's death or disability. The maximum number of shares of Capital Stock with respect to which stock options and stock appreciation rights may be granted under the 1997 Plan during any calendar year to any participant shall be 200,000.

  Restricted Stock and Restricted Stock Units. A grant of restricted stock or restricted stock units consists of a specified number of shares of Capital Stock or fixed or variable dollar denominated units, respectively, which are contingently awarded in amounts determined by the Committee to those participants selected by the Committee and are subject to forfeiture to the Company under such conditions and for such a period of time as the Committee may determine. A participant may vote and receive dividends on restricted stock, but may not sell, assign, transfer, pledge or otherwise encumber either restricted stock or restricted stock units during the restricted period. Payment for restricted stock units may be made in any combination of cash and Capital Stock as determined by the Committee. The maximum number of shares of restricted stock or restricted stock units which may be granted under the 1997 Plan shall be limited to 20% of the number of shares subject to the 1997 Plan.

  If a participant's employment ceases prior to the end of the restricted period with the consent of the Committee or upon the occurrence of his death, disability or retirement, the restrictions will lapse with respect to such portion of the restricted stock or restricted stock units, if any, as shall be determined by the Committee. If a participant's employment ceases prior to the end of the restricted period for any other reason, all of the participant's restricted stock and restricted stock units will be forfeited.

  Performance Shares and Performance Units. Performance shares and performance units entitle the participant to receive cash, shares of Capital Stock, restricted stock, restricted stock units or any combination thereof based upon the degree of achievement of pre-established performance goals over a pre-established performance cycle as determined by the Committee in its discretion. Performance goals are fixed by the Committee in its discretion during the first 90 days of the first year of the cycle using one or more of the following criteria as the Committee may select: capital expenditures, cash flows, debt balance, debt ratings, debt reduction, earnings per share, economic value added, expense levels, finding and development costs, increase in value of proved reserves, lease operating and administrative expenses, net asset value per share, net income, operating income, production volumes (levels), profit or cost per barrel of oil equivalent, PV-10 (standardized measure of discounted future net cash flows), reserve additions/growth, reserve growth per share, return on assets, return on equity, return on investment, stock price, total shareholder return and working capital return on total capital employed. The Committee has sole discretion to determine the employees eligible for performance shares or units, the duration of each cycle, the value of each performance unit and the number of shares or units earned on the basis of the Company's performance relative to the established goals. The maximum amount of compensation that may be paid to a participant under all performance shares and performance units in any calendar year shall be (i) 20,000 shares of Capital Stock and restricted stock and (ii) $2,000,000 in cash.

  At the end of the performance cycle, the Committee shall determine the number of performance shares and performance units which have been earned on the basis of the Company's performance in relation to the performance goals. A participant must be an employee at the end of the performance cycle to receive the performance shares or units; provided, however, that if such participant dies, retires, becomes disabled or ceases to be an employee with the Committee's consent prior to the end of the cycle, the Committee may authorize total or partial payment to him or his legal representative. Performance shares and units may not be sold, transferred, assigned, pledged or otherwise encumbered so long as such shares or units remain restricted.

  Federal Income Tax Consequences. The federal income tax consequences, in general, of the 1997 Plan are as follows:

    (1) With respect to non-qualified stock options granted under the 1997
  Plan: A participant receiving a grant will not recognize income and the Corporation will not be allowed a deduction at the time such an option is granted. When a participant exercises a non-qualified stock option, the difference between the option price and any higher market value of the stock on the date of exercise will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company or its subsidiary or affiliate. When a participant disposes of shares acquired by the exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon the holding period of the shares. If the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as short-term or long-term capital loss, depending upon the holding period of the shares.

    (2) With respect to incentive stock options granted under the 1997 Plan:
  A participant receiving a grant will not recognize income and the Corporation will not be allowed a deduction at the time such an option is granted. When a participant exercises an incentive stock option while employed by the Company or its subsidiary or within the three-month (one year for disability) period after termination of employment, no ordinary income will be recognized by the participant at that time (and no deduction will be allowed to the Corporation) but the excess of the fair market value of the shares acquired by such exercise over the option price will be taken into account in determining the participant's alternative minimum taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are not disposed of until more than two years after the date of grant and one year after the date of transfer of the shares to the participant (statutory holding periods), the excess of the sale proceeds over the aggregate option price of such shares will be long-term capital gain, and the Corporation will not be entitled to any federal income tax deduction. Except in the event of death, if the shares are disposed of prior to the expiration of the statutory holding periods ( a "Disqualifying Disposition"), the excess of the fair market value of such shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if sustained, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and the Company or its subsidiary will be entitled to a federal tax deduction in a like amount), and the balance of the gain, if any, will be capital gain (short-term or long-term depending on the holding period).

    (3) With respect to stock appreciation rights granted under the 1997
  Plan: A participant receiving a grant will not recognize income and the Corporation will not be allowed a deduction at the time such stock appreciation rights are granted. When a participant exercises stock appreciation rights, the amount of cash and the fair market value of the shares of Capital Stock of the Company received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company or its subsidiary or affiliate.

    (4) Special rule if option price is paid for in shares: If a participant pays the exercise price of a non-qualified or incentive stock option with previously-owned shares of the Company's Capital Stock and the transaction is not a Disqualifying Disposition, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The shares received in excess of the number surrendered will not be taxable if an incentive stock option is being exercised, but will be taxable as ordinary income to the extent of their fair market value if a non-qualified stock option is being exercised. The participant does not recognize income and the Corporation receives no deduction as a result of the tax-free portion of the exchange transaction. If the use of previous acquired incentive stock option shares to pay the exercise price of another incentive stock option constitutes a Disqualifying Disposition, the tax results are as described in (2) above. The income treatment will apply to the shares disposed of but will not affect the favorable tax treatment of the shares received.

    (5) With respect to restricted stock and performance shares granted under the 1997 Plan: Unless a participant makes the election described below, a participant receiving a grant will not recognize income and the Corporation will not be allowed a deduction at the time such shares of restricted stock or performance shares are granted. While the shares remain subject to a substantial risk of forfeiture, a participant will recognize compensation income equal to the amount of the dividends received and the Company or its subsidiary or affiliate will be allowed a deduction in a like amount. When the shares cease to be subject to a substantial risk of forfeiture, the excess of the fair market value of the shares on the date the substantial risk of forfeiture ceases over the amount paid, if any, by the participant for the shares will be ordinary income to the participant and (subject to Section 162 (m) of the Internal Revenue Code in the case of restricted stock) will be allowed as a deduction for federal income tax purposes to the Company or its subsidiary or affiliate. Upon disposition of the shares, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon the period of time the shares are held by the participant following the cessation of the substantial risk of forfeiture. However, by filing a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant, a participant's ordinary income and commencement of holding period and the deduction will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such a participant and (subject to Section 162 (m) of the Internal Revenue Code in the case of restricted stock) deductible by the Company or its subsidiary or affiliate will be equal to the excess of the fair market value of the shares as of the date of grant over the amount paid, if any, by the participant for the shares. If such election is made and a participant thereafter forfeits his or her stock, no refund or deduction will be allowed for the amount previously included in such participant's income.

    (6) With respect to performance units and restricted stock units granted under the 1997 Plan: A participant receiving a grant will not recognize income and the Corporation will not be allowed a deduction at the time such performance units or restricted stock units are granted. Except as provided below, when a participant receives payment in cash or stock from the Company, the amount of cash and the fair market value of the shares of Capital Stock of the Company received will be ordinary income to the participant and (subject to Section 162(m) of the Internal Revenue Code in the case of restricted stock units) will be allowed as a deduction for federal income tax purposes to the Company or its subsidiary or affiliate. However, to the extent payment is made in shares of restricted stock, the rules described in (5) above will apply to the restricted stock received by such a participant.

  Awards and Grants. While awards which would have been payable if the 1997 Plan had been in effect during 1996 are not determinable, Messrs. Steward, Williams, Raspino, Lyles, Carlisle and Bachmann were granted stock options and awarded performance shares under the 1988 Plan, a plan similar to the 1997 Plan, in the amounts set forth in the tables under "Executive Compensation-- Stock Option Grants and Exercises" and "Executive Compensation--Long-Term Stock Incentive Plan Awards," respectively, during 1996. All executive officers of the Company as a group were granted 130,900 stock options and awarded 19,000 performance shares, and all employees of the Company as a group (excluding executive officers) were granted 149,400 stock options during 1996 under the 1988 Plan.

  In addition, on March 10, 1997, the Compensation Committee of the Board of Directors of the Company granted, under the 1988 Plan and the 1997 Plan (subject to approval of the 1997 Plan by the Board of Directors and the stockholders of the Company), the following options, performance shares and restricted stock units ("units") to Messrs. Steward, Williams, Raspino, and
Lyles: 26,000 options, 4,000 performance shares and 6,200 units; 12,000 options, 1,800 performance shares and 2,000 units; 10,000 options, 1,600 performance shares and 1,600 units; and 4,400 options, 700 performance shares and 1,000 units. The units are fixed awards payable in cash in one year, subject to continued employment and an acceptable level of performance.

  Vote Required. The affirmative vote of the holders of a majority of the shares of the Capital Stock of the Company present or represented and entitled to vote is required to approve the adoption of the 1997 Plan. As of the record date, directors and officers of the Company had the power to vote approximately 2.67% of the outstanding shares of Capital Stock. All the directors and officers have expressed the intent to vote in favor of the adoption of the 1997 Plan and the Board of Directors recommends that the stockholders vote for the adoption of the 1997 Plan.

                                 OTHER MATTERS

  No business other than the election of a Board of Directors of the Company is expected to come before the meeting, but should any other matters requiring a vote of stockholders arise, including any question as to an adjournment of the meeting, the persons named on the enclosed Proxy will vote thereon according to their best judgment in the interests of the Company. All shares represented by valid Proxies, unless otherwise specified, will be voted in the election of Directors for the nominees named above; provided, however, that in the event any of such nominees should withdraw or otherwise become unavailable for reasons not presently known, the persons named as Proxies will vote for the election of other persons in their place.

                     SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed KPMG Peat Marwick LLP as the firm of independent accountants to audit the accounts of the Company and its subsidiaries for the year ending December 31, 1997. This firm expects to have a representative at the meeting who will have the opportunity to make a statement and who will be available to answer questions.

                             STOCKHOLDER PROPOSALS

  The Company will not consider including a stockholder's proposal for action at its 1998 Annual Meeting of Stockholders in the proxy material to be mailed to its stockholders in connection with such meeting unless such proposal is received at the principal office of the Company no later than November 30, 1997.

                                          By order of the Board of Directors,


                                          Frederick J. Plaeger, II

                                          FREDERICK J. PLAEGER, II
                                          Vice President, General Counsel and
                                          Corporate Secretary

Dated: March 31, 1997

  YOUR VOTE IS IMPORTANT. STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING AND WHO WISH TO HAVE THEIR STOCK VOTED ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                                      EXHIBIT A

                  THE LOUISIANA LAND AND EXPLORATION COMPANY
                      1997 LONG-TERM STOCK INCENTIVE PLAN

SECTION 1: GENERAL PROVISIONS

  1.1 Purposes

  The purpose of the 1997 Long-Term Stock Incentive Plan (the "Plan") of The Louisiana Land and Exploration Company (the "Company") is to promote the interests of the Company and its stockholders by (i) attracting and retaining executives and other key employees of outstanding ability; (ii) strengthening the Company's capability to develop, maintain and direct a competent management team; (iii) motivating executives and other key employees, by means of performance-related incentives, to achieve longer-range performance goals;
(iv) providing incentive compensation opportunities which are competitive with those of other major corporations; and (v) enabling such employees to participate in the long-term growth and financial success of the Company.

  1.2 Definitions

  "Affiliate"--means any corporation or other entity which is not a Subsidiary but as to which the Company possesses a direct or indirect ownership interest and has representation on the board of directors or any similar governing body.

  "Award"--means a grant or award under Sections 2 through 5, inclusive, of the Plan.

  "Board of Directors"--means the board of directors of the Company.

  "Code"--means the Internal Revenue Code of 1986, as amended from time to time.

  "Committee"--means the Compensation Committee of the Board of Directors.

  "Common Stock"--means the capital stock, $.15 par value, of the Company.

  "Corporation"--means the Company, its divisions, Subsidiaries and Affiliates.

  "Disability Date"--means the date on which a Participant is deemed totally and permanently disabled under the long-term disability plan of the Corporation applicable to the Participant.

  "Employee"--means any key employee of the Corporation.

  "Fair Market Value"--means the average of the high and low prices of the Common Stock on the date on which it is to be valued hereunder as reported for New York Stock Exchange-Composite Transactions.

  "Non-Employee Director"--has the meaning set forth in Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, or any successor definition adopted by the Commission.

  "Outside Director"--has the meaning set forth in Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder.

  "Participant"--means an Employee who is selected by the Committee to receive an Award under the Plan.

  "Performance Cycle" or "Cycle"--means the period of years selected by the Committee during which the performance of the Corporation is measured for the purpose of determining the extent to which an award of Performance Shares or Performance Units has been earned.

  "Performance Goals"--mean the objectives for the Corporation established by the Committee for a Performance Cycle, for the purpose of determining the extent to which Performance Shares or Performance Units which have been contingently awarded for such Cycle are earned.

  "Performance Share"--means a share of Common Stock contingently awarded under Section 4 of the Plan.

  "Performance Unit"--means a fixed or variable dollar denominated unit contingently awarded under Section 4 of the Plan.

  "Restricted Period"--means the period of years selected by the Committee during which a grant of Restricted Stock or Restricted Stock Units may be forfeited to the Company.

  "Restricted Stock"--means shares of Common Stock contingently granted to a Participant under Section 5 of the Plan.

  "Restricted Stock Unit"--means a fixed or variable dollar denominated unit contingently awarded under Section 5 of the Plan.

  "Retirement"--means retirement on a normal, early or postponed retirement date within the meaning of the pension or retirement plan of the Corporation applicable to the Participant.

  "Subsidiary"--means any corporation in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of its stock having voting power.

  1.3 Administration

  The Plan shall be administered by the Committee, which shall at all times consist of two or more members, each of whom is a Non-Employee Director and an Outside Director. The Committee shall have sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not subject to Sections 16(a) or 16(b) of the Securities Exchange Act of 1934, provided the Committee shall fix the maximum amount of such Awards for the group and a maximum for any one Participant. The Committee's decisions are binding upon all parties.

  1.4 Eligibility

  All Employees who have demonstrated significant management potential or who have contributed in a substantial measure to the successful performance of the Corporation, as determined by the Committee, are eligible to be Participants in the Plan.

  1.5 Shares Reserved

  (a) There shall be reserved for issuance pursuant to the Plan a total of 2,000,000 shares of Common Stock, and any shares which are not issued or which are again available for issuance pursuant to the Company's 1988 Long-Term Stock Incentive Plan. In the event that (i) a stock option or stock appreciation right expires or is terminated unexercised as to any shares covered thereby, or (ii) shares are forfeited for any reason under the Plan, such shares shall thereafter be again available for issuance pursuant to the Plan. In the event that a stock option is surrendered for payment pursuant to
Section 1.6(ii) hereof, or a tandem stock appreciation right is exercised, the shares covered by the stock option (or related stock appreciation right) shall not thereafter be available for issuance pursuant to the Plan. Any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for issuance pursuant to the Plan.

  (b) In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than normal cash dividends, the Committee shall make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, including the number of outstanding stock options and stock appreciation rights, and the option price thereof, and the number of outstanding Awards of other types.

  (c) Subject to Section 1.5(b) above, the maximum number of shares of Common Stock with respect to which stock options or stock appreciation rights may be granted under the Plan during any calendar year to any Participant shall be 200,000 shares.

  1.6 Change in Control

  In order to maintain the Participants' rights in the event of Change in Control of the Company, as hereinafter defined, the Board of Directors, in its sole discretion, may, either at the time an Award is made hereunder or at any time prior to or simultaneously with a Change in Control (i) provide for the acceleration of any time periods relating to the exercise or realization of such Awards so that such Awards may be exercised or realized in full on or before a date fixed by the Board of Directors; (ii) provide for the purchase of such Awards, upon the Participant's request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such rights had such Awards been currently exercisable or payable; (iii) make such adjustment to the Awards then outstanding as the Board of Directors deems appropriate to reflect such transaction or change; or (iv) cause the Awards then outstanding to be assumed, or new rights substituted therefor, by the surviving corporation in such change. The Board of Directors may, in its discretion, include such further provisions and limitations in any agreement entered into with respect to an Award as it may deem equitable and in the best interests of the Corporation. A "Change in Control" shall (subject to the paragraph next following subsection (e) below) be deemed to have occurred if any of the following shall occur:

    (a) Any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) ("Person") (but excluding the Company, a Subsidiary, or a trustee or other fiduciary holding securities under any employee benefit plan or employee stock plan of the Company or a Subsidiary) becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 25% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors ("Voting Securities") of the Company.

    (b) Individuals constituting the Board of Directors of the Company on February 12, 1996 and the successors of such individuals ("Continuing Directors") cease to constitute a majority of the Board of Directors of the Company. For this purpose, a director shall be a successor if and only if he or she was nominated by a Board of Directors of the Company (or a Nominating Committee thereof) on which individuals constituting the Board of Directors of the Company on February 12, 1996 and their successors (determined by prior application of this sentence) constituted a majority.

    (c) The stockholders of the Company approve a merger, consolidation, or reorganization of the Company ("Combination") with any other corporation or legal person, other than a Combination which both (a) is approved by a majority of the directors of the Company who are Continuing Directors, and
  (b) would result in stockholders of the Company immediately prior to the Combination owning, immediately thereafter, more than fifty percent (50%) of the combined voting power of either the surviving entity or the Person owning directly or indirectly all the common stock, or its equivalent, of the surviving entity.

    (d) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

    (e) The Board of Directors of the Company adopts a resolution to the effect that, for purposes of the Plan, a Change in Control has occurred.

  Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of this Plan unless a majority of the directors of the Company who are Continuing Directors adopts a resolution at any time before or not later than six (6) months following such event to the effect that it would be in the best interest of the Company for the Plan to operate as if a "Change in Control" had occurred. The date of the "Change in Control" shall be the date on which the event described in (a), (b), (c) or
(d) occurs (provided that the Continuing Directors adopt the resolution described above) or, in the case of (e) above, the date determined by the Continuing Directors.

  1.7 Withholding

  The Corporation shall have the right to deduct from all amounts paid in cash (whether under this Plan or otherwise) any taxes required by law to be withheld with respect to an Award. In the case of payments of Awards in the form of Common Stock, at the Committee's discretion the Participant may be required to pay to the Corporation the amount of any taxes required to be withheld with respect to such Common Stock, or, in lieu thereof, the Corporation shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld.

  1.8 Nontransferability

  Unless otherwise provided in the Award agreement, an Award shall not be assignable or transferable except by will or the laws of descent and distribution. No right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant.

  1.9 No Right to Employment

  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Corporation. Further, the Corporation expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into with respect to an Award.

  1.10 Construction of the Plan

  The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of Maryland.

  1.11 Amendment

  (a) The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval which shall (i) increase (except as provided in Section 1.5(b) hereof) the total number of shares reserved for issuance pursuant to the Plan; (ii) change the class of Employees eligible to be Participants; or
(iii) decrease the minimum option prices stated herein (other than to change the manner of determining Fair Market Value to conform to any then applicable provision of the Code or regulations thereunder). Notwithstanding anything to the contrary contained herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations.

  (b) The Committee may amend, modify or terminate any outstanding Award without the Participant's consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, (A) to change the date or dates as of which (i) a stock option or stock appreciation right becomes exercisable, (ii) a Performance Share or Performance Unit is deemed earned; or (iii) a Restricted Stock or Restricted Stock Unit becomes nonforfeitable; or (B) to cancel and reissue an Award under such different terms and conditions as it determines appropriate.

  (c) In no event shall any provision of the Plan (including, without limitation, Sections 1.5(b), 1.11(b), and 4.2 hereof) be construed as granting to the Committee any discretion to increase the amount of compensation payable under any Award to the extent such discretion would cause the Award to be non-deductible in whole or in part pursuant to Section 162(m) of the Code and the regulations thereunder, and the Committee shall have no such discretion notwithstanding any provision of the Plan to the contrary.

  1.12 Dividends, Equivalents and Voting Rights; Cash Payments

  Awards may provide the Participant with (i) dividends or dividend equivalents and voting rights prior to either vesting or earnout; and, (ii) to the extent determined by the Committee, cash payments in lieu of or in addition to an Award.

  1.13 Entitlements under Other Agreements

  If any Termination Agreement, The LL&E Change in Control Severance Plan for Key Executives, or any similar plan or agreement of the Corporation affects a Participant's rights in respect of any Award hereunder, such Participant's entitlements under such Award shall be no less than his entitlements determined pursuant to such plan or agreement even if not otherwise permissible under the Plan (but only to the extent such Participant has satisfied the requirements for receiving such entitlements under the plan or agreement).

  1.14 Foreign Jurisdictions

  Anything in the Plan to the contrary notwithstanding, the Committee may in its sole discretion structure the terms and conditions of Awards to Participants residing outside the United States to comply with applicable provisions of the laws of foreign jurisdictions even if such terms and conditions would not otherwise have been permissible under the Plan and may amend the Plan to add an addendum or addenda to the Plan applicable to such Participants, if deemed necessary or desirable by the Committee, to comply with such laws of foreign jurisdictions.

  1.15 Effective Date

  The Plan shall be effective on March 10, 1997, and shall remain in effect until terminated by the Board of Directors; provided, however, that the Plan shall be subject to approval and ratification at a meeting of stockholders of the Company by the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting.

SECTION 2: STOCK OPTIONS

  2.1 Authority of Committee

  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom stock options shall be granted, the number of shares to be covered by each stock option and the conditions and limitations, if any, in addition to those set forth in Section
2.3 hereof, applicable to the exercise of the stock option. The Committee shall have the authority to grant both incentive stock options and non-qualified stock options, except that incentive stock options can only be granted to Participants who are Employees of the Company or a Subsidiary. In the case of incentive stock options, the terms and conditions of such grants shall be subject to and comply with such requirements as may be prescribed by
Section 422 of the Code, as from time to time amended, and any implementing regulations.

  2.2 Option Price

  The Committee shall establish the option price at the time each stock option is granted, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. The option price shall be subject to adjustment in accordance with the provisions of Section 1.5(b) hereof.

  2.3 Exercise of Options

  (a) The Committee may determine that any stock option shall become exercisable in installments and may determine that the right to exercise such stock option as to such installments shall expire on different dates or on the same date. Incentive stock options may not be exercisable later than ten years after their date of grant.

  (b) In the event a Participant ceases to be an Employee with the consent of the Committee, or upon the occurrence of his death, Retirement or Disability Date, his stock options shall be exercisable at any time prior to a date established by the Committee. If a Participant ceases to be an Employee for any other reason, his rights under all stock options shall terminate.

  (c) Each stock option shall be confirmed by a stock option agreement executed by the Company and by the Participant. The option price of each share as to which an option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of shares of Common Stock valued at Fair Market Value as of the date of exercise, subject to such limitations on the tender of Common Stock as the Committee may impose, or by a combination of cash and shares of Common Stock. Payment in shares of Common Stock may be accomplished by actual tendering or through attestation.

  Notwithstanding the foregoing, the Company may establish a broker-assisted exercise arrangement pursuant to which (i) the Participant files with the Company or its designee a notice of exercise together with irrevocable instructions to a broker designated by the Company to deliver to the Company proceeds from a sale of shares received upon exercise of the option sufficient to satisfy the exercise price and (ii) the Company accepts payment by the settlement date rather than on the date of exercise.

SECTION 3: STOCK APPRECIATION RIGHTS

  3.1 Grant and Exercisability

  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees who shall receive stock appreciation rights and the numbers of shares of Common Stock with respect to which each stock appreciation right is granted, and, subject to the provisions of the Plan, the conditions and limitations applicable to the exercise of the stock appreciation right. Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option, or may be freestanding and unrelated to a stock option. Stock appreciation rights granted in tandem or in addition to a stock option may be granted either at the same time as the stock option or at a later time. No stock appreciation right shall be exercisable earlier than six months after grant or six months after grant of the stock option to which it is in tandem, as the case may be, except in the event of the Participant's death or upon the occurrence of his Disability Date.

  3.2 Value and Payment

  A stock appreciation right shall entitle the Participant to receive from the Company an amount equal to the positive difference between the Fair Market Value of a share of Common Stock on the exercise of the Stock Appreciation Right and the grant price, or some lesser amount as the Committee may determine either at the time of grant or at any time prior to exercise. The Committee shall determine whether the stock appreciation right shall be settled in cash, shares of Common Stock or a combination of cash and shares of Common Stock.

SECTION 4: PERFORMANCE SHARES AND PERFORMANCE UNITS

  4.1 Authority of Committee

  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees who shall receive Performance Shares and/or Performance Units and the number of such shares and units for each Performance Cycle, and to determine the duration of each Performance Cycle and the value or valuation methodology of each Performance Unit. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The maximum amount of compensation that may be paid to a Participant under all Performance Shares and Performance Units in any calendar year shall be (i) 20,000 shares of Common Stock and Restricted Stock (subject to Section 1.5 (b)) and (ii) $2,000,000 in cash.

  4.2 Performance Goals

  The Committee shall establish Performance Goals or measures for each Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select, using one or more of the following criteria: capital expenditures, cash flows, debt balance, debt ratings, debt reduction, earnings per share, economic value added, expense levels, finding and development costs, increase in value of proved reserves, lease operating and administrative expenses, net asset value per share, net income, operating income, production volumes (levels), profit or cost per barrel of oil equivalent, PV-10 (standardized measure of discounted future net cash flows), reserve additions/growth, reserve growth per share, return on assets, return on equity, return on investment, stock price, total shareholder return and working capital return on total capital employed. The Performance Goals shall be established in writing by the Committee no later than 90 days after the beginning of the Performance Cycle (or such other date as may be required or permitted by Section 162(m) of the Code and the Treasury Regulations thereunder to establish performance goals). During any Cycle, the Committee may adjust the Performance Goals or measures for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Corporation or changes in applicable tax laws or accounting principles.

  4.3 Terms and Conditions

  After the expiration of the Performance Cycle, the Committee shall determine the number of Performance Shares and Performance Units which have been earned on the basis of the Corporation's performance in relation to the established Performance Goals, and shall certify in writing prior to payment that the Performance Goals or other material terms were in fact satisfied. Performance Shares and Performance Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as herein provided, during the Performance Cycle. Performance Shares shall be registered in the name of the Participant and held in book entry form. At the expiration of the Performance Period, the Company shall deliver certificates representing earned Performance Shares to the Participant or his legal representative. Payment for Performance Units shall be in (i) cash; (ii) shares of Common Stock; (iii) shares of Restricted Stock, or (iv) Restricted Stock Units, in such proportions as the Committee shall determine. Participants may be offered the opportunity to defer receipt of payment for earned Performance Shares and Performance Units under terms established by the Committee.

  4.4 Termination of Employment

  A Participant must be an Employee at the end of a Performance Cycle in order to be entitled to payment of Performance Shares and/or Performance Units in respect of such Cycle; provided, however, that in the event a Participant ceases to be an Employee with the consent of the Committee before the end of such Cycle or upon the occurrence of his death, his Retirement or Disability Date prior to the end of such Cycle, the Committee, in its discretion and after taking into consideration the performance of such Participant and the performance of the Corporation during the Cycle, may authorize payment to such Participant (or his legal representative) with respect to some or all of the Performance Shares and/or Performance Units deemed earned for that Cycle.

SECTION 5: RESTRICTED STOCK AND RESTRICTED STOCK UNITS

  5.1 Authority of Committee

  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom shares of Restricted Stock and Restricted Stock Units shall be granted, the number of shares of Restricted Stock and the number of Restricted Stock Units to be granted to each Participant, the duration of the Restricted Period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the terms and conditions of the Award in addition to those contained in Section 5.2, including the value or valuation methodology of a Restricted Stock Unit. Such determinations shall be made by the Committee at the time of the grant.

  5.2 Terms and Conditions

  Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as herein provided, during the Restricted Period. Shares of Restricted Stock shall be registered in the name of the Participant and held in book entry form. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or his legal representative. Payment for Restricted Stock Units shall be made by the Corporation in cash or shares of Common Stock, as determined in the sole discretion of the Committee. Participants may be offered the opportunity to defer receipt of payment for vested Restricted Stock and Restricted Stock Units under terms established by the Committee. The maximum number of shares of Restricted Stock and Restricted Stock Units which may be granted under the Plan shall be limited to 20% of the number of shares reserved for issuance pursuant to Section 1.5.

  5.3 Termination of Employment

  In the event a Participant ceases to be an Employee with the consent of the Committee during the Restricted Period, or upon the occurrence of his death, Retirement or Disability Date during the Restricted Period, the restrictions imposed hereunder shall lapse with respect to such number of shares of Restricted Stock or Restricted Stock Units, if any, as shall be determined by the Committee. In the event a Participant ceases to be an Employee for any other reason during the Restricted Period, all shares of Restricted Stock and Restricted Stock Units shall thereupon be forfeited to the Company.

[X] Please mark your                                                        3126
    vote as in this
    example.


--------------------------------------------------------------------------------
The Directors recommend a vote FOR items 1 and 2.
--------------------------------------------------------------------------------

                FOR        WITHHOLD
1. Election of  [_]          [_]              Robert E. Howson, Earnon M. Kelly,
   Directors.                                 Kenneth W. Orce, Victor A. Rice,
                                              John F. Schwarz, Orin R. Smith,
(You may withhold a vote for any individual   H. Leighton Steward, Carroll W.
nominee by marking the "FOR" box and writing  Suggs, Arthur R. Taylor, W. R.
that nominee's name on the line provided      Timken, Jr. and Carlisle A.H.
below)                                        Trost,


--------------------------------------------


                                        FOR     AGAINST     ABSTAIN
2. Adoption of the 1997 Long-Term       [_]       [_]         [_]
   Stock Incentive Plan.



Please sign, date and mail this proxy card promptly using the enclosed envelope. Joint owners should EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title below.


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
SIGNATURE(S)                                            DATE


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                                  [LOGO] LL&E

        "From both an operational and financial standpoint, 1996 was clearly a year of significant achievement at LL&E. We replaced 131% of production with new reserves at a competitive cost of $4.79 per BOE; our exploratory drilling achieved success worldwide; we expanded the scope of our exploration activities by entering several exciting new areas in the U.S. and abroad; domestic natural gas production volumes grew 17% while cash operating costs were reduced another 6%; net earnings rose to their highest level in 12 years; and long-term debt was reduced 27%."

                                          Shareholder Letter, 1996 Annual Report

        We invite your attention to our enclosed 1996 Annual Report for more details on last year's results as well as a look ahead to our exciting plans for 1997 and beyond.

        In further recognition of its decades of wetlands conservation, LL&E was singled out for the prestigious Business Conservation Leadership Award by the National Association of Conservation Districts. This non-governmental organization represents all 3,000 conservation districts in every state in the U.S.A. These districts which are subdivisions of state government work to conserve soil, water and other natural resources.

PROXY


                  THE LOUISIANA LAND AND EXPLORATION COMPANY

 This Proxy is Solicited by the Board of Directors of The Louisiana  Land and
                             Exploration Company
        Proxy for the Annual Meeting of Stockholders at 9 o'clock A.M.,
            Central Daylight Time, May 8, 1997; Pan American Life
               Auditorium, 11th Floor, Pan American Life Center,
                  601 Poydras Street, New Orleans, Louisiana

        The undersigned hereby appoints H. LEIGHTON STEWARD, JOHN A. WILLIAMS and LOUIS A. RASPINO, and each of them, with power of substitution, as proxies of the undersigned to vote all shares of stock which the undersigned is entitled in any capacity to vote at the above-stated Annual Meeting and at all adjournments and postponements thereof in the election of directors and, in their discretion, upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned.

        ALL PROPERLY SIGNED PROXIES WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES DESIGNATED ON THE REVERSED SIDE AND FOR THE ADOPTION OF THE 1997 LONG-TERM STOCK INCENTIVE PLAN.

        RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

                 (continued and to be signed on reverse side)

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